UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2014

TD Ameritrade Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-35509	82-0543156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 South 108th Avenue Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (402) 331-7856

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 21, 2014, the Board of Directors adopted resolutions approving TD Ameritrade’s entry into amended and restated indemnification agreements with the directors of the Company, which agreements will supersede and replace the indemnification agreements previously entered into with such individuals. The full text of the form of amended and restated indemnification agreement (“Indemnification Agreement”) is attached hereto as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2014, J. Peter Ricketts, the designee of the Ricketts parties under TD Ameritrade’s stockholders agreement dated June 22, 2005, as amended (“Stockholders Agreement”), resigned from the board of directors, as he was elected Governor of the State of Nebraska. His resignation is effective as of December 31, 2014.
On November 21, 2014, Lorenzo A. Bettino was elected as an independent director to the board of directors to fill a vacancy, effective immediately. Mr. Bettino will serve as a member of the Outside Independent Directors and the Non-TD Directors Committees. Todd M. Ricketts was elected to the board of directors as the designee of the Ricketts parties under the terms of the Stockholders Agreement, effective as of January 1, 2015, and will take the place of Mr. J. Peter Ricketts on the Risk, Corporate Governance and the Non-TD Directors Committees. Each of Mr. Bettino and Mr. Todd M. Ricketts will be entitled to receive compensation under the terms of the TD Ameritrade Holding Corporation 2006 Directors Incentive Plan (which is described in TD Ameritrade’s proxy statement filed with the SEC on January 3, 2014 and incorporated herein), and will enter into an Indemnification Agreement with TD Ameritrade described above in Item 1.01 of this current report on Form 8-K, and qualified in its entirety by reference to the complete form of Indemnification Agreement attached as exhibit 10.1 hereto.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 26, 2014	TD AMERITRADE HOLDING CORPORATION

By: /s/ WILLIAM J. GERBER
William J. Gerber
Executive Vice President, Chief Financial Officer

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